Exhibit 99.1

ORIENT-EXPRESS HOTELS RECOMMENDS REJECTION OF PROXY EFFORT BY REQUISITIONING SHAREHOLDERS

HAMILTON, Bermuda, September 29, 2008 – Orient-Express Hotels Ltd. (NYSE: OEH, www.orient-express.com), owners or part-owners and managers of 51 luxury hotels, restaurants, tourist trains and river cruise businesses operating in 25 countries, issued the following statement today:

“We have reviewed the proxy statement of shareholders DE Shaw and SAC Capital relating to the special general meeting to be held on October 10, 2008.  This proxy statement merely restates the arguments that these shareholders have previously made concerning the Company’s corporate structure.  These arguments have been previously considered and rejected by the Board of Directors.

“This structure was implemented in order to preserve the Board’s ability to oppose any proposals that are contrary to the best interests of the Company and its shareholders, including coercive or unfair offers to acquire the Company, and thus preserve the value of the Company for all of its shareholders.  It has been consistently described in the Company’s public filings and investors in the Company have been aware of this structure since 2000.  The Company is confident that its corporate structure, which has been thoroughly analyzed by both Bermuda counsel and Queen’s Counsel in London, is valid and proper under Bermuda law and strongly disagrees with any suggestion to the contrary.

Specifically, DE Shaw and SAC Capital have repeatedly asserted that the class B common shares of the Company owned by Orient-Express Holdings 1 Ltd. are actually treasury shares of the Company and, as such, may not be voted.  This assertion is false as a matter of law and contrary to an established Bermuda Supreme Court precedent – a precedent which the Bermuda legislature has not overturned despite many opportunities to do so.  The Company intends to defend vigorously any legal challenges to its corporate structure.

“The Board of Directors urges that all shareholders discard the requisitioning shareholders GREEN proxy card.  Shareholders are urged to vote on the Company’s WHITE proxy card AGAINST the resolutions being considered at the special general meeting of shareholders scheduled for October 10, 2008.”